UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

L3 TECHNOLOGIES, INC.
 (Exact names of registrants as specified in their charters)

DELAWARE	001-37975	13-3937436
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

600 THIRD AVENUE, NEW YORK, NEW YORK	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (212) 697-1111

 (Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 7.01. — Regulation FD Disclosure.

The Debt Refinancing Transactions (as defined below) were not included in L3’s 2018 Financial Guidance Update provided on May 1, 2018. In connection with the Debt Refinancing Transactions, L3 will record debt retirement charges totaling $71 million ($54 million after income taxes, or $0.67 per diluted share) for 2018, resulting in $67 million of cash used in financing activities on the statement of cash flows. L3 will record $48 million ($36 million after income taxes, or $0.45 per diluted share) of debt retirement charges in the 2018 second quarter and will record $23 million ($18 million after income taxes, or $0.22 per diluted share) in the 2018 third quarter. In addition, L3 expects the Debt Refinancing Transactions to reduce estimated 2018 pre-tax interest expense by $6 million, to $164 million from $170 million and reduce annual pre-tax interest expense by $9 million beginning in 2019, compared to 2018.

ITEM 8.01. — Other Events.

Expiration of Cash Tender Offers

On May 30, 2018, L3 Technologies, Inc., a Delaware corporation (the “Company”), issued a press release announcing that it had commenced cash tender offers (the “Tender Offers”) for any and all of its 5.20% Senior Notes due 2019 (the “2019 Notes”) and its 4.75% Senior Notes due 2020 (together with the 2019 Notes, the “Existing Notes”). The complete terms and conditions of the Tender Offers were set forth in an offer to purchase and related letter of transmittal and notice of guaranteed delivery (collectively, the “Tender Offer Documents”). The Tender Offers expired at 5:00 p.m., New York City time, on June 5, 2018.

The applicable consideration was $1,032.82 and $1,040.92 per $1,000 principal amount of the 2019 Notes and 2020 Notes, respectively plus accrued and unpaid interest from the last interest payment date up to, but not including, June 6, 2018 (the “Settlement Date”). Existing Notes tendered by notice of guaranteed delivery and accepted for purchase will be purchased on June 8, 2018, but payment of accrued interest on such Existing Notes will only be made to, but not including, the Settlement Date.

A copy of the press release regarding the pricing of the Tender Offers is furnished as Exhibit 99.3 to this Current Report on Form 8-K and a copy of the press release regarding the expiration and settlement of the tender Offers is furnished as Exhibit 99.4 to this Current Report on Form 8-K.

Completion of Senior Notes Offerings

On June 6, 2018 the Company completed its public offering of $1.8 billion in senior notes. These senior notes are comprised of $800 million aggregate principal amount of 3.85% senior notes, due 2023 and $1.0 billion aggregate principal amount of 4.40% senior notes due 2028 (collectively, the “Senior Notes Offerings”).  The Senior Notes Offering was completed pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company, the subsidiary guarantors named therein (the “Subsidiary Guarantors”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., SunTrust Robinson Humphrey, Inc. and the other several underwriters named in Schedule A of the Underwriting Agreement. A copy of the Underwriting Agreement is filed herewith as Exhibit 99.1.

In connection with the Senior Notes Offerings, on June 6, 2018, the Company and the Subsidiary Guarantors entered into a Tenth Supplemental Indenture (the “Tenth Supplemental Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to an indenture (the “Base Indenture”) entered into on May 21, 2010 (the “Base Indenture”, and together with the Tenth Supplemental Indenture, the “Indenture”) with the Trustee. The Tenth Supplemental Indenture is filed herewith as Exhibit 4.1.

A copy of the press release regarding the Senior Notes Offering is furnished as Exhibit 99.5 to this Current Report on Form 8-K.

Notice of Redemption Delivered to Holders of Existing Notes

On June 6, 2018, the Company delivered notice of redemption to redeem (the “Notes Redemptions” and, together with the Tender Offers and the Senior Notes Offerings, the “Debt Refinancing Transactions”) its 5.20% Senior Notes due 2019 and its 4.75% Senior Notes due 2020 that are outstanding following the settlement of the Tender Offers.  Any Existing Notes will be redeemed on July 6, 2018. Following the Notes Redemptions, no Existing Notes will remain outstanding.

A copy of the press release regarding the Notes Redemptions is furnished as Exhibit 99.6 to this Current Report on Form 8-K.

ITEM 9.01. — Financial Statements and Exhibits.

(D)	Exhibits

Exhibit	Description

4.1	Tenth Supplemental Indenture, dated as of June 6, 2018, among L3 Technologies, Inc., the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee
4.2	Form of Notes (included in Exhibit 4.1)
5.4	Opinion of Simpson Thacher & Bartlett LLP dated June 6, 2018.
5.5	Opinion of Ann D. Davidson, Senior Vice President and Chief Legal Officer of L3 Technologies, Inc., dated June 6, 2018.
23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.4).
23.2	Consent of Ann D. Davidson, Senior Vice President and Chief Legal Officer of L3 Technologies, Inc. (included in Exhibit 5.5).
99.1
Underwriting Agreement, dated as of May 30, 2018, among L3 Technologies, Inc. the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., SunTrust Robinson Humphrey, Inc. and the other several underwriters named therein

99.2	Information relating to Part II, Item 14 “Other Expenses of Issuance and Distribution” of the Registration Statement (File No. 333-212152).
99.3	Press release dated June 5, 2018.
99.4	Press release dated June 5, 2018.
99.5	Press release dated June 6, 2018.
99.6	Press release dated June 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L3 TECHNOLOGIES, INC.

By:	/s/ Allen E. Danzig
	Name:	Allen E. Danzig
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

Dated: June 6, 2018